                                EMPLOYMENT AGREEMENT


    AGREEMENT made as of the 1st day of January, 1996, by and between ENVIROTEST SYSTEMS CORP., a Delaware corporation with an office at 246 Sobrante Way, Sunnyvale, California 94086 (hereinafter referred to as the "Company"), and LARRY TAYLOR, an individual residing at 5072 Placita Diaz, Tucson, Arizona 85718 (hereinafter referred to as the "Employee").

                                W I T N E S S E T H:

    WHEREAS, the Company desires to retain the services of the Employee, and the Employee desires to be employed by the Company, upon the terms and conditions set forth in this Agreement.

    NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements hereinafter contained, the parties hereby agree as follows:

    1.   EMPLOYMENT AND TERM.

         (a) The Company shall employ the Employee, and the Employee shall serve the Company, upon the terms and conditions hereinafter set forth.

         (b) The employment of the Employee by the Company hereunder shall commence as of the date hereof and, unless sooner terminated in the manner as herein provided, shall terminate on the third anniversary hereof (the "Term"); PROVIDED, HOWEVER, that the Term shall automatically be extended for two (2) years on the terms and conditions provided herein unless either party shall give the other party no less than 90 days' written notice prior to the expiration of the applicable term of employment.

    2.   DUTIES.  During the Term, the Employee shall serve as Vice President
- Marketing of the Company, faithfully and to the best of his ability, and perform such duties and have such responsibilities and authority as are consistent with (i) his position and status as Vice President -Marketing of the Company and (ii) the practices and policies of the Company generally applicable to executive employment arrangements. The Employee shall report directly to the President and Chief Executive Officer of the Company.

    3. SALARY. During the first year of the Term of his employment hereunder, the Company shall pay to the Employee a salary for his services at a rate of $182,000 per annum, payable in accordance with the regular payroll practices of the Company. For the second and third years of the Term, and if the Term is extended for an additional period as provided in Paragraph 1(b) of this Agreement, then during each subsequent year after the first year of the Term the Company shall pay a salary for the Employee's service at a rate of the previous year's salary for the immediately preceding year, increased by the greater of (i) five percent (5.0%) or (ii) the aggregate

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monthly percentage increase in the Consumer Price Index for all Urban
Consumers (CPI-U) for the United States, All Items (1982-1984 = 100), published by the U.S. Department of Labor, after taking into account any revisions, for the most recent twelve months for which the Consumer Price Index data is published prior to the first day of such additional year.

    4.   BONUS ARRANGEMENT; STOCK OPTIONS.

         (a) In addition to the salary provided for in Paragraph 3 of this Agreement, the Employee is eligible to participate in the Company's bonus and other compensation plans for the Company's employees of like classification during the term of employment hereunder. Employee shall not be eligible for payment under such a plan if his employment is terminated for cause.

         (b) In the event that a "change of control" of the Company occurs during the Term, one hundred percent (100%) of all options granted to the Employee prior to the date on which such change of control occurs shall vest upon such change of control and may be exercised by the Employee at any time during the ninety (90) day period commencing upon the date such change of control occurs. Change of control shall have the meaning set forth in
Exhibit I hereto.

    5. EMPLOYEE BENEFITS AND PERQUISITES. During the Term, the Company will provide to the Employee the following benefits and/or perquisites:

         (a) The Employee shall be a participant in all benefit programs provided for the Company's management executives of like classification, including, but not limited to, insurance, retirement, tax-deferred plans, health and other benefit plans (including the Medical Reimbursement Program) for which he qualifies.

         (b) The Employee shall be entitled to receive fringe benefits and perquisites (other than the above-mentioned employee benefit plans and programs) in the aggregate substantially equivalent to those provided to the Company's management executives of like classification, including vacation time and reasonable sick leave.

         (c) The Employee shall be entitled to an insurance policy on his life in the amount of $1 million for a beneficiary named by the Employee.

         (d) During the Term, the Company shall furnish to the Employee an automobile of the Company's reasonable choice. The Company shall pay for all expenses associated with the use, operation and enjoyment of the automobile (including insurance coverage but exclusive of gasoline expense).

         (e) It is understood that, at the Company's request, the Employee will be relocating to the Company's headquarters in Sunnyvale, California.
It is understood and agreed by the Company that the Employee because of his family's preference to remain in Arizona does not intend to relocate his family to Sunnyvale. In lieu of the standard relocation package it is agreed

                                       -2-
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that the Company will pay the Employee a relocation grant of money equal to the estimated cost of relocation per the Company's standard relocation policy for an employee of Mr. Taylor's position of Vice President. It will then be Mr. Taylor's responsibility to secure and fund living accommodations in the Sunnyvale area. Attachment I provides the agreed upon estimate of relocation costs which Mr. Taylor would likely incur if he were to relocate his primary residence from Arizona to the Sunnyvale area. It is agreed that this total amount of money will be paid to Mr. Taylor in three equal annual installments effective with the date of the agreement. In the event of the death or termination under Paragraph 8(b) of this agreement or departure because of permanent disability per Paragraph 6 of this agreement it is agreed that Mr. Taylor or his estate will receive the agreed upon total of the estimated relocation costs.

    6. PERMANENT DISABILITY. In the event of the permanent disability (as hereinafter defined) of the Employee during the Term, the Company shall have the right, upon written notice to the Employee, to terminate his employment hereunder, effective upon the giving of such notice. Upon such termination, the Company shall be discharged and released from any further obligations under this Agreement, except for the obligation to pay salary and other benefits pursuant to Paragraph 8(b) of this Agreement. Disability benefits due under applicable plans and programs of the Company shall be determined under the provisions of such plans and programs. For purposes of this Paragraph 6, "permanent disability" shall be defined as any physical or mental disability or incapacity which renders the Employee unable to execute his duties hereunder for 180 consecutive days or an aggregate period of more than 210 days in any twelve (12) month period.

    7. DEATH. In the event of the death of the Employee during the Term, the salary and other benefits to which the Employee is entitled pursuant to Paragraph 8(b) hereof shall be paid to the beneficiary so designated by the Employee by written notice to the Company or, failing such designation, to his estate. The Employee shall have the right to name, from time to time, any one person as beneficiary hereunder or, with the consent of the Board, he may make other forms of designation of beneficiary or beneficiaries. The Employee's designated beneficiary or personal representative, as the case may be, shall accept the payments provided for in this Paragraph 7 in full discharge and release of the Company of and from any further obligations under this Agreement. Any other benefits due under applicable plans and programs of the Company shall be determined under the provisions of such plans and programs.

    8.   TERMINATION AND EXPIRATION OF EMPLOYMENT.

         (a) The Employee's employment hereunder may be terminated by the Company for "cause" at any time. Termination of employment for "cause" shall mean termination upon (1) the willful failure by the Employee to materially perform his duties with the Company or to follow the instructions of the Board (other than any such failure resulting from his incapacity due to physical or mental illness), (2) the willful engaging by the Employee in conduct that is materially injurious to the Company, monetarily or otherwise,
(3) the commission of any act of fraud, theft or dishonesty by the Employee against the Company, (4) the conviction of the Employee of (or the pleading by the Employee of NOLO CONTENDERE to) any felony, fraud or embezzlement or
(5) any
                                       -3-
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willful breach by the Employee of the terms of this Agreement, unless any such breach of this Agreement by the Employee that is capable of being corrected is corrected in all material respects within thirty (30) days following written notification by the Company to the Employee that the Company intends to terminate the employment of the Employee hereunder by reason of a willful breach of this Agreement for cause as specified in such written notice to the Employee.

    If the Employee is terminated for "cause," the Company shall have no further obligations under this Agreement, except for the obligation to pay all salary and other benefits earned but unpaid to the date of termination, and all options granted to the Employee and not exercised prior to the date of such termination shall be extinguished on the date of such termination.

         (b) If (i) the Company terminates the employment of the Employee during the Term other than for "cause" (as defined in Paragraph 8(a) of this Agreement), or (ii) during the Term there is a change in control of the Company and the successor entity (or purchaser) does not accept an assignment of this Agreement, or (iii) the terms of the Employee's employment are materially adversely changed or his duties and responsibilities are materially diminished, following a change of control or otherwise (including, by way of example and not by limitation, by reason of the Employee ceasing to be a Vice President-Marketing of the Company), whereupon, in the case of this clause (iii), the Employee shall have the right to consider his employment hereunder to have been terminated by the Company by giving written notice to the Company within 10 business days after the date on which the Employee believes that such adverse change has occurred, the action(s) constituting such adverse change or diminution, and the fact that he is terminating this Agreement pursuant to this Paragraph 8(b)(iii), then (A) the Company shall retain Employee and Employee agrees to serve as a consultant to the Company for the longer of the remainder of the term or eighteen (18) months ("Consulting Period"); (B) the Employee's options shall vest as set forth in
Section 4(b) above; and (C) the Employee shall be entitled to continue to receive (1) on the same schedule as was in existence prior to such termination, payment of his base salary and all other benefits to which he is entitled for the Consulting Period and (2) the pro rata portion of any bonus earned by the Employee for the fiscal year in which the termination occurred.

    9.   CONFIDENTIALITY; INJUNCTIVE RELIEF.

         (a) Recognizing that the knowledge, information and relationship with customers, suppliers and agents, and the knowledge of the Company's business methods, systems, plans and policies which he may hereafter receive or obtain as an employee of the Company, are valuable and unique assets of the Company, the Employee agrees that, during and after the Term, he shall not (otherwise than pursuant to his duties hereunder) disclose, without the prior written approval of the Board, any such knowledge or information pertaining to the Company, its business, personnel or policies, to any person, firm, corporation or other entity, for any reason or purpose whatsoever. The provisions of this Paragraph 9(a) shall not apply to (i) information which is or shall become generally known to the public or the trade, or information which is or shall become available in trade or other publications (except by reason of the Employee's breach of his obligations hereunder) and (ii) information which the Employee is required to disclose by law or by a governmental entity or by an order of a court of competent jurisdiction or pursuant to a subpoena from such a court or agency. If the Employee is required by law or a court order to disclose such information, he shall notify the Company of such requirement and provide the Company an opportunity to contest such law or court order.

         (b) The Employee acknowledges that the services to be rendered by him are of a special, unique and extraordinary character and, in connection with such services, he will have access to confidential information vital to the Company's business. By reason of this, the Employee consents and agrees that if he violates any of the provisions of this Agreement with respect to confidentiality, the Company would sustain irreparable harm and, therefore, in addition to any other remedies which the Company may have under this Agreement or otherwise, the Company shall be entitled to apply to any court of competent jurisdiction for an injunction restraining the Employee from committing or continuing any such violation of this Agreement, and the Employee shall not object to any such application.

    10. REPRESENTATION, WARRANTY AND COVENANT OF THE EMPLOYEE. The Employee represents, warrants and covenants to the Company that he is not and will not during the Term become a party to any agreement, contract or understanding, whether employment or otherwise, which would in any way restrict or prohibit him from undertaking or performing his employment in accordance with the terms and conditions of this Agreement.

    11. REPRESENTATION AND WARRANTY OF THE COMPANY. The Company represents and warrants that this Agreement constitutes a valid and legally binding obligation of the Company, enforceable in accordance with the terms herein set forth, except to the extent that the enforceability of this Agreement may be affected by bankruptcy, insolvency, reorganization, moratorium, or similar laws affecting creditors' rights and remedies generally and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or equity).

    12. DEDUCTIONS AND WITHHOLDING. The Employee agrees that the Company shall withhold from any and all payments required to be made to the Employee pursuant to this Agreement, all federal, state, local and/or other taxes which the Company determines are required to be withheld in accordance with applicable statutes and/or regulations from time to time in effect.

    13. ENTIRE AGREEMENT. This Agreement, together with the other agreements specifically referred to herein, sets forth the entire agreement and understanding of the parties, and cancels and supersedes any and all prior agreements and understandings (whether written or oral) between the parties hereto, with respect to the employment of the Employee by the Company, and no statement, representation, warranty or covenant has been made by either party with respect thereto except as expressly set forth herein.

    14. NOTICES. All notices, requests, demands and other communications hereunder shall be in writing and shall be delivered personally or sent by registered or certified mail, return receipt

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requested, to the other party hereto at his or its address as set forth at the beginning of this Agreement. Either party may change the address to which notices, requests, demands and other communications hereunder shall be sent by sending written notice of such change of address to the other party.

    15. ASSIGNABILITY, BINDING EFFECT AND SURVIVAL. This Agreement shall inure to the benefit of and shall be binding upon the heirs, executors, administrators, successors and legal representatives of the Employee, and shall inure to the benefit of and be binding upon the Company and its successors and assigns. Notwithstanding the foregoing, the obligations of the Employee may not be delegated and, except as expressly provided in Paragraph 7 hereof relating to the designation of beneficiaries, the Employee may not assign, transfer, pledge, encumber, hypothecate or otherwise dispose of this Agreement, or any of his rights hereunder, and any such attempted delegation or disposition shall be null and void and without effect. The provisions of Paragraphs 6, 7, 8, 9, 21 and 22 hereof shall survive termination of this Agreement.

    16. AMENDMENT. This Agreement shall not be altered, modified, amended or terminated except by written instrument signed by each of the parties hereto. Waiver by either party hereto of any breach hereunder by the other party shall not operate as a waiver of any other breach, whether similar to or different from the breach waived.

    17. GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF CALIFORNIA WITHOUT REGARD TO THE PRINCIPLES OF CONFLICTS OF LAW.

    18. PARAGRAPH HEADINGS. The paragraph headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

    19. SEVERABILITY. If any provision of this Agreement or the application of any such provision to any party or circumstances shall be determined by any court of competent jurisdiction to be invalid and unenforceable to any extent, the remainder of this Agreement or the application of such provision to such person or circumstances other than those to which it is so determined to be invalid and unenforceable, shall not be affected thereby, and each provision hereof shall be validated and shall be enforced to the fullest extent permitted by law.

    20. ARBITRATION. The parties agree that any disputes that may arise in connection with, arising out of or relating to this Agreement, or any dispute that relates in any way, in whole or in part, to the Employee's employment with the Company, the termination of that employment or any other dispute by and between the parties or their successors or assigns, will be submitted to binding arbitration in Los Angeles, California according to the rules and procedures of the American Arbitration Association and California Code of Civil Procedure Section 1283.05. The parties agree that each will bear his or its own attorney's fees and costs in connection with any such arbitration and each party will pay half of any costs associated with the arbitration. This arbitration obligation

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extends to any and all claims that may arise by and between the parties or their successors, assigns or affiliates, and expressly extends to, without limitation, claims or causes of action for wrongful termination, impairment of ability to compete in the open labor market, breach of an express or implied contract, breach of any collective bargaining agreement, breach of the covenant of good faith and fair dealing, breach of fiduciary duty, fraud, misrepresentation, defamation, slander, infliction of emotional distress, disability, loss of future earnings, and claims under the California Constitution, the United States Constitution, and applicable state and federal fair employment laws, federal equal employment opportunity laws, and federal and state labor statutes and regulations, including, but not limited to, the Civil Rights Act of 1964, as amended, the Fair Labor Standards Act, as amended, the Americans With Disabilities Act of 1990, the Rehabilitation Act of 1973, as amended, the Employee Retirement Income Security Act of 1974, as amended, and the Age Discrimination in Employment Act of 1967.

    21.  CONSULTING SERVICES.

    (a) For a period of one (1) year after the Employee ceases to be employed by the Company (the "Additional Consulting Period"), at the discretion of the Company (which discretion should be exercised within 30 days following the end of the Term), the Company may elect to retain Employee and Employee agrees to serve as a consultant to the Company. During the Additional Consulting Period, Employee shall be available to provide such consulting services to the Company as the Company may reasonably desire.

    (b) During the Additional Consulting Period, if the Company has elected to retain the Employee to serve as a consultant to the Company, the Employee shall receive consulting fees in an amount equal to Employee's base salary then in effect, less any appropriate deductions, that shall be paid in accordance with the Company's ordinary payroll practices.

    22. NONCOMPETITION. During (i) the Term of this Agreement, (ii) the Consulting Period, if any, under Paragraph 8(b) hereof, and (iii) the Additional Consulting Period, if the Company has elected to retain the Employee to serve as a consultant to the Company, the Employee shall not, directly or indirectly, without the prior written consent of the Company, provide consultation services or otherwise provide services to (whether as an employee or a consultant, with or without pay), own, manage, operate, join, control, participate in, or be connected with (as a stockholder, partner, or otherwise), any business, individual, partner, firm, corporation, or other entity that is then a competitor of the Company, including any entity engaged in the business of providing vehicle emissions testing services or services directly related thereto that comprise a material portion of the Company's business or any other business that is definitely planned by or that is under development by the Company or any of its affiliates during the Employee's employment (if Employee is currently employed) or at the time of the Employee's date of termination (each such competitor a "Competitor of the Company"); PROVIDED, HOWEVER, that the "beneficial ownership" by the Employee, either individually or as a member of a "group" (as such terms are used in Section 13(d) of the Securities Exchange Act of 1934 (the "Exchange Act") and

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

Regulation 13D under the Exchange Act) of not more than five percent (5%) of the voting stock of any publicly held corporation shall not alone constitute a violation of this Agreement.

    It is further expressly agreed that the Company will or would suffer irreparable injury if the Employee were to compete with the Company or any subsidiary or affiliate of the Company in violation of this Agreement and that the Company would by reason of such competition be entitled to injunctive relief in a court of appropriate jurisdiction, and the Employee further consents and stipulates to the entry of such injunctive relief in such a court prohibiting the Employee from competing with the Company or any subsidiary or affiliates of the Company in violation of this Agreement.

    IN WITNESS WHEREOF, the parties hereto set their hands as of the day and year first above written.

                        ENVIROTEST SYSTEMS CORP.

                       By:  /s/ Chester C. Davenport
                            -------------------------------------
                       Its: Chairman of the Board of Directors



                       /s/ Larry Taylor
                       ------------------------------------------
                       Larry Taylor, Individually


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
                                     EXHIBIT I

    "Change of Control" means (i) any sale, transfer or other conveyance (other than to the Company or a wholly owned Subsidiary of the Company), whether direct or indirect, of all or substantially all of the assets of the Company, on a consolidated basis, in one transaction or a series of related transactions, if, immediately after such transaction, any "person" or "group" becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power entitled to vote in the election of directors, managers or trustees of the transferee, (ii) any "person" or "group" is or becomes the "beneficial owner," directly or indirectly, of more than 50% of the total voting power of the Voting Stock then outstanding, or (iii) during any period of 24 consecutive months, individuals who at the beginning of such period constituted the Board of Directors of the Company (together with any new directors whose election by such Board or whose nomination for election by the shareholders of the Company was approved by a vote of a majority of the directors then still in the office who were either directors at the beginning of such period or whose election or nomination for election was previously so approved), cease for any reason to constitute a majority of the Board of Directors of the Company then in office.

    For purposes of this definition, (i) the terms "person" and "group" shall have the meanings used for purposes of Rules 13d and 13d-5 of the Exchange Act, whether or not applicable; PROVIDED that no Excluded Person and no person or group controlled by Excluded Persons shall be deemed to be a "person" or "group" and (ii) the term "BENEFICIAL OWNER" shall have the meaning used in Rules 13d-3 and 13d-5 under the Exchange Act, whether or not applicable, except that a person shall be deemed to have "beneficial ownership" of all shares that any such person has the right to acquire, whether such right is exercisable immediately or only after the passage of time or upon the occurrence of certain events.

    "Voting Stock" means the Capital Stock of the Company having generally the right to vote in the election for a majority of the directors of the Company.

    "Excluded Person" means any beneficial holder of 5% or more of any class of common stock of the Company outstanding immediately prior to the consummation of the initial underwritten public offering by the Company of 3,400,000 shares of the Company's Class A Common Stock in April 1993.

                                    ATTACHMENT I

L. TAYLOR

ESTIMATED COST OF RELOCATION

    Projected sale price of Tucson house based on current market and real estate agent input = $525,000

HOME SALE COSTS

    Commission @ 6% = $31,500
    Other Sale Expenses @ 1% of sell price = $5,250

NEW HOUSE PURCHASE COSTS

    Assume purchase cost of $600,000
    Assume 20% down payment; mortgage amount = $480,000
    Loan Fee (2%) = $9,600 (Not subject to gross up)
    Assume other purchase costs @ 1% of purchase price = $6,000

FURNITURE/VEHICLE MOVE

    = $10,000

60 DAY TEMPORARY LIVING

    2 months apartment rental @ $2,500 = $5,000
    Meals @ $30 day x 3 (use $75 total) = $4,500

AIRFARE TO SAN JOSE

    ($114x3) = $542

HOUSE HUNTING TRIPS (2)

    Airfare ($238 RDTP x 4) = $952
    Hotel and meal expense for 2 total 10 days - $1,850

    TOTAL EXPENSES SUBJECT TO GROSS UP = $65,052

         GROSS UP @ 35% =    $ 100,080
         ADD LOAN FEE OF         9,600
         ADD 1 MONTH SALARY     15,000
                             =========
                             $ 124,680